EXHIBIT 5

[NCR CORPORATION LETTERHEAD]

November 7, 2003

Ladies and Gentlemen:

I am Law Vice President, Chief Corporate Counsel and Assistant Secretary of NCR Corporation (the “Company”), and have been asked to render this opinion in connection with the Registration Statement on Form S-8 which the Company proposes to file with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, registering 9,000,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”) which may be offered and sold by the Company under the NCR Management Stock Plan, as amended (the “Plan”), which Shares, under the terms of the Plan may be authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise.

I, or attorneys under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as we have deemed relevant and necessary and on which I have relied as a basis for the following opinions. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

In this regard, I am of the opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; and

2.	When issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder by a duly constituted and acting committee of the Board of Directors of the Company as provided in the Plan and in accordance with its provisions, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company.

3.	Upon issuance of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan, and in all events not less than the par value thereof, and otherwise in accordance with the terms and conditions of such award and the Plan, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, and, in the case of Shares issuable upon exercise of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

Very truly yours,

/s/ Nelson F. Greene